As filed with the Securities and Exchange Commission on October 3, 2019

Registration Nos. 333-219348

333-203944

333-188554

333-165088

333-130874

333-63166

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-219348)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-203944)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-188554)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-165088)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-130874)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-63166)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Misonix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	84-1856018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1938 New Highway Farmingdale, New York 11735	11735
(Address of principal executive offices)	(Zip code)

2001 Employee Stock Option Plan

2005 Employee Equity Incentive Plan

2005 Non-Employee Director Stock Option Plan

2009 Employee Equity Incentive Plan

2009 Non-Employee Director Stock Option Plan

2012 Employee Equity Incentive Plan

2012 Non-Employee Director Stock Option Plan

2014 Employee Equity Incentive Plan

2017 Equity Incentive Plan

(Full title of the plans)

Stavros G. Vizirgianakis

Chief Executive Officer

Misonix, Inc.

1938 New Highway

Farmingdale, New York 11735

Telephone: (631) 694-9555

(Name, address and telephone number of agent for service)

Copies to:

Jonn R. Beeson, Esq.

Jones Day

3161 Michelson Drive, Suite 800

Irvine, California 92612

(949) 553-7528

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒
Non-accelerated filer ☐	Smaller reporting company	☒
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Misonix, Inc. (f/k/a New Misonix, Inc.), a Delaware corporation (the “Registrant”), files this Post-Effective Amendment to the Registration Statements on Form S-8 listed below (this “Amendment”) as the successor registrant to its now direct, wholly-owned subsidiary Misonix OpCo, Inc., (f/k/a Misonix, Inc.), a New York corporation (“Old Misonix”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of the Transaction (as defined below) and pertains to the adoption by the Registrant of Registration Statement Nos. 333-219348, 333-203944, 333-188554, 333-165088, 333-130874 and 333-63166 (collectively, the “Registration Statements”), originally covering shares of Old Misonix common stock, par value $0.01 per share (the “Predecessor Common Stock”), issuable pursuant to the 2001 Employee Stock Option Plan, 2005 Employee Equity Incentive Plan, 2005 Non-Employee Director Stock Option Plan, 2009 Employee Equity Incentive Plan, 2009 Non-Employee Director Stock Option Plan, 2012 Employee Equity Incentive Plan, 2012 Non-Employee Director Stock Option Plan, 2014 Employee Equity Incentive Plan and 2017 Equity Incentive Plan (collectively, the “Plans”).

On September 27, 2019, the Registrant, Old Misonix and Solsys Medical, LLC, a Delaware limited liability company (“Solsys”), consummated a business combination transaction (the “Transaction”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 2, 2019, by and among the Registrant, Old Misonix, Motor Reincorp. Sub One, Inc., a New York corporation, Surge Sub Two, LLC, a Delaware limited liability company, Solsys and, solely in his capacity as the representative for the equityholders of Solsys, Greg Madden, whereby, among other things, the Registrant became the holding company for Old Misonix and Solsys.

In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor Common Stock was converted into one share of the Registrant’s common stock, par value $0.0001 per share (the “Registrant Common Stock”). As a result of the Transaction, each stockholder of Old Misonix became a stockholder of the Registrant. In connection with the Transaction, the Registrant assumed Old Misonix’s existing obligations in connection with awards granted under the Plans and amended the Plans and awards as necessary to provide for the issuance of Registrant Common Stock rather than Predecessor Common Stock upon the exercise and settlement of awards, as applicable.

In accordance with Rule 414 under the Securities Act, the Registrant, as the successor registrant to Old Misonix, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I will be sent or given to participants in the Plans in accordance with Rule 428 under the Securities Act. These documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC, pursuant to the Exchange Act, are hereby incorporated by reference (except for the portions of any Current Reports furnished, as opposed to filed, on Form 8-K) and shall be deemed to be a part hereof from the date of filing of such document:

(a)	Old Misonix’s Annual Report on Form 10-K for the year ended June 30, 2019;

(b)	The Old Misonix’s Current Reports on Form 8-K filed on August 16, 2019, September 26, 2019 and September 27, 2019; and

(c)	The description of the Registrant Common Stock, par value $0.0001 per share, contained in the Registrant’s Registration Statement on Form S-4 (Registration No. 333-231797) filed with the SEC on May 29, 2019, as thereafter amended and supplemented from time to time.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for the portions of the Registrant’s Current Reports furnished, as opposed to filed, on Form 8-K) after the date of this Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Amendment and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Amendment.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Indemnification

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director has actually and reasonably incurred. The Registrant’s amended and restated certificate of incorporation provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends, unlawful stock purchase or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s certificate of incorporation provides that the Registrant shall indemnify its directors and officers to the full extent permitted by the DGCL. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant, provided such director must repay amounts in excess of the indemnification such director is entitled to.

The Registrant has also entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 2, 2019, by and among Misonix, New Misonix, Inc., Reincorp. Merger Sub One, Inc., Surge Sub Two, LLC, Solsys and, solely in its capacity as the representative for the Solsys equityholders, Greg Madden (incorporated by reference to Exhibit 2.1 to the Old Misonix’s Current Report on Form 8-K filed May 6, 2019)

4.1	Certificate of Incorporation of New Misonix, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 filed on May 29, 2019)

4.2	Certificate of Amendment to the Certificate of Incorporation of New Misonix, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed September 27, 2019)

4.3	Bylaws of New Misonix, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-4 filed on May 29, 2019)

5.1	Opinion of Jones Day

23.1	Consent of BDO USA LLP, Independent Registered Public Accounting Firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New York, on this 3rd day of October, 2019.

Misonix, Inc.

By:	/s/ Joseph P. Dwyer
Name:	Joseph P. Dwyer
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stavros G. Vizirgianakis and Joseph P. Dwyer, and each of them, with the full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement, and any or all amendments thereto (including, without limitation, post-effective amendments), with all exhibits and schedules thereto, and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 3, 2019.

Signature	Title

/s/ Stavros G. Vizirgianakis	Chief Executive Officer and Director (Principal Executive Officer)
Stavros G. Vizirgianakis

/s/ Joseph P. Dwyer	Chief Financial Officer (Principal Financial Officer and Accounting Officer)
Joseph P. Dwyer

/s/ Michael Koby	Director
Michael Koby

/s/ Paul LaViolette	Director
Paul LaViolette

/s/ Thomas Patton	Director
Thomas Patton

/s/ Gwendolyn Watanabe	Director
Gwendolyn Watanabe